Exhibit 99.1

NEWS RELEASE

Contact:	Jamie Wilburn or Samantha Flannery, LHWH PR
(843) 448-1123 or email jwilburn@lhwh.com

COASTAL CAROLINA NATIONAL BANK NAMES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Laurence S. Bolchoz, Jr. Of Myrtle Beach Selected To Lead Community Bank

March 20, 2012, Myrtle Beach, S.C. – Coastal Carolina National Bank (CCNB) in Myrtle Beach, S.C., has selected Laurence S. Bolchoz, Jr. to be its new president and chief executive officer. Bolchoz has also been named president and chief executive officer of Coastal Carolina Bancshares, Inc., the parent company of CCNB.

Bolchoz brings more than 25 years of banking experience to his new position at CCNB. He has lived and worked in Myrtle Beach since 1991. The last 14 years of his banking career have been spent at First Federal in Myrtle Beach, where he was most recently Senior Vice President – Grand Strand Market Executive, managing 20 financial centers throughout Horry and Georgetown counties. Bolchoz also served as a Region Executive & City Executive with First Federal during his 14 year tenure there. Prior to joining First Federal in 1998, he was Vice President, Direct Lender at NationsBank in Myrtle Beach, where he managed a loan portfolio of real estate and business loans.

“We feel very fortunate to have found such an outstanding candidate right here in Myrtle Beach,” said Douglas P. Wendel, chairman of the board of directors of CCNB. “The search firm we worked with specializes in the community banking niche; it does searches and consultation all over the country. We had expected that they would find someone who had exceptional leadership skills and strong banking experience, but the fact that Laurence is already so deeply rooted in our community is a tremendously positively development for a community bank such as ours. With his depth and breadth of experience with a much larger bank in this market, Laurence already has many strongly established business relationships throughout the entire area that we serve at Coastal Carolina National Bank.”

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CCNB Names Laurence S. Bolchoz, Jr. President & CEO – Page 2

“I’m very excited to be stepping into the leadership role of CEO at Coastal Carolina National Bank,” said Bolchoz. “As a community bank that got started just a few years ago, it has a strong capital position that gives it many competitive advantages. There’s already an outstanding team in place and my vision is to build on that to make Coastal Carolina National Bank the premier community bank in our market area. I want it to be the bank that everyone wants to do business with and I’m going to bring my knowledge and passion to the goal of making exactly that happen.”

Bolchoz is a graduate of Clemson University, the South Carolina Bankers School and the ABA Stonier National Graduate School of Banking. His community involvement includes service as Metro Board Chairman at the YMCA of Coastal Carolina, past Board Chairman of the Claire Chapin Epps Family YMCA, current Finance Committee Chairman/past President of the Surfside Area Rotary Club, Leadership Grand Strand and active involvement in the United Way of Horry County.

Bolchoz lives in Myrtle Beach with his wife, Melanie. They have three children: Josh 25, Kristen 19 and Andrew 15.

About Coastal Carolina National Bank

A Myrtle Beach-based community bank serving Horry and Georgetown counties, Coastal Carolina National Bank (CCNB) began doing business in June 2009.

As a community-oriented and locally-operated financial institution focused on providing personalized service, CCNB offers a full-range of banking services designed to meet the specific needs of individuals and small and medium-sized businesses.

More information is available online at www.myccnb.com or by calling Coastal Carolina National Bank at 839-2265.

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